UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 8, 2012

DUCOMMUN INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-08174	95-0693330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23301 Wilmington Avenue, Carson, California		90745-6209
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (310) 513-7200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 8, 2012, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Ducommun Incorporated approved the 2012 Bonus Plan (the “Plan”) in the form attached hereto as Exhibit 99.1. The Plan is an annual cash bonus plan under which a bonus pool is funded based on the Company’s net income, cash flow and net sales relative to targets. Participants in the Plan are the chairman of the board, the chief executive officer, the other officers of the Company and six other key subsidiary officers. Bonus awards under the Plan range from zero to 210% of salary depending on position. Bonus awards are subject to the approval of the Compensation Committee. Bonus awards are based on a combination of the Company’s financial performance and the individual performance of the officers. The Compensation Committee, in its discretion, may award bonuses even if the Plan’s financial minimums are not achieved.

On February 8, 2012, the Compensation Committee awarded restricted stock units to the executive officers of the Company in the following amounts:

Name	Position	No. of Restricted Stock Units
Anthony J. Reardon	President and Chief Executive Officer	12,000
Joseph P. Bellino	Vice President and Chief Financial Officer	4,000
James S. Heiser	Vice President, General Counsel and Secretary	4,000
Michael G. Pollack	Vice President, Sales and Marketing	2,300
Rose F. Rogers	Vice President, Human Resources	2,300
Samuel D. Williams	Vice President, Controller and Assistant Treasurer	2,300

The restricted stock units generally vest one-third on each anniversary date of the grant so that they are fully vested on February 8, 2015. The restricted stock units also vest in the event of a change in control of the Company (as defined in the restricted stock unit agreements), or the death or permanent disability (as defined in the restricted stock unit agreements) of the executive officer.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	2012 Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUCOMMUN INCORPORATED
(Registrant)

Date: February 14, 2012	By:	/s/ James S. Heiser
James S. Heiser
Vice President and General Counsel